Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-141577, 333-156010, 333-161378, 333-174807, 333-189127, 333-196164, 333-204403, 333-211459, 333-218072, 333-218074, 333-231715, 333-256334 and 333-265082 on Forms S-8 of our reports dated February 24, 2023, relating to the consolidated financial statements of Newpark Resources, Inc. and subsidiaries, and the effectiveness of Newpark Resources, Inc. and subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K of Newpark Resources, Inc. for the year ended December 31, 2022.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 24, 2023